Exhibit 8

CONFIDENTIAL TREATMENT REQUESTED BY FEISHANG ANTHRACITE RESOURCES LIMITED

List of Subsidiaries

Name of Entity and Business Name (if different)	Jurisdiction of Incorporation
Bijie Feishang Energy Co. Ltd.	People’s Republic of China
Guizhou Dayun Mining Co. Ltd.	People’s Republic of China
Guizhou Fuyuantong Energy Co. Ltd. (Guizhou Fuyuantong’)	People’s Republic of China
Guizhou Nayong Dayuan Coal Mining Co. Ltd.	People’s Republic of China
Guizhou Puxin Energy Co. Ltd.	People’s Republic of China
Guizhou Yongfu Mining Co. Ltd.	People’s Republic of China
Hainan Yangpu Dashi Industrial Co. Limited	People’s Republic of China
Hong Kong Smartact Limited	Hong Kong Special Administrative Region
Jinsha Baiping Mining Co. Ltd.	People’s Republic of China
Jinsha Juli Energy Co. Limited	People’s Republic of China
Liuzhi Linjiaao Coal Mining Co. Ltd.	People’s Republic of China
Liuzhi Xinsong Coal Mining Co. Ltd.	People’s Republic of China
Nayong Gouchang Coal Mining Co. Ltd.	People’s Republic of China
Shenzhen Chixin Information and Consulting Co. Ltd.	People’s Republic of China